Contacts:
Elise Caffrey	Nancy Smith
Investor Relations	Media Relations
iRobot Corp.	iRobot Corp.
(781) 430-3003	(781) 430-3323
ecaffrey@irobot.com	nsmith@irobot.com
iRobot Reports Strong Second Quarter 2008 Results
43 Percent Year-Over-Year Revenue Growth Driven By Home Robot Division;
Management Reaffirms Full Year Financial Expectations
BEDFORD, Mass., July 23, 2008 — iRobot Corp. (NASDAQ: IRBT) today announced its financial results for the fiscal quarter ended June 28, 2008. Revenue for the second quarter of 2008 grew 42.9 percent to $67.2 million, compared with $47.0 million for the same quarter one year ago. Revenue for the first half increased 43.9 percent to $124.5 million from $86.5 million for the first half of 2007.
Gross profit for the second quarter increased to $16.5 million (24.5 percent of revenue), compared with $15.2 million (32.4 percent of revenue) in the second quarter of 2007. During the quarter, gross profit was negatively impacted primarily by revenue mix. First half 2008 gross profit totaled $31.8 million (25.6 percent of revenue) up from $26.3 million (30.5 percent of revenue) in the first half of 2007.
Net loss in the second quarter of 2008 was $4.5 million compared with a net loss in the second quarter of 2007 of $4.8 million. Net loss in the first half of 2008 was $8.5 million compared with a 2007 first half net loss of $10.3 million. Net loss per share for the second quarter of 2008 was $0.18 compared with $0.20 for the second quarter of 2007. For the first half of 2008, net loss per share was $0.35 compared with $0.43 for the same period in 2007. Net loss per share results for the second quarter and first half 2008 were both favorably impacted by $0.04 due to a cumulative tax rate change booked in the second quarter.
“In the second quarter we achieved our 16th consecutive quarter of year-over-year revenue growth despite increasing economic headwinds. Our strong revenue performance drove first half results that were substantially better than the guidance we provided for the period,” said Colin Angle, chief executive officer of iRobot. “The company performed well in a difficult environment. The second quarter and first half results demonstrate the resiliency of our business in an unstable economic market,” he added.
Business Highlights:
•	In the second quarter, total home robot revenue increased 143 percent year-over-year. International home robot revenue was up more than five times the level of Q2 2007 and comprised approximately 40 percent of total home robot revenue in the quarter.
iRobot Corporation
8 Crosby Drive, Bedford, MA 01730, Phone: 781-430-3000, Fax:781-430-3100, www.irobot.com

•	iRobot received orders from PEO STRI totaling $39.5 million for its PackBot robots under the company’s xBot contract, as well as for robots to be used for explosive ordnance disposal missions.

•	U.S. Army announced acceleration of its Future Combat Systems (FCS) Program and inclusion of iRobot in SpinOut 1, under which the first FCS products will be delivered.

•	iRobot announced a sole licensing agreement with UW TechTransfer at the University of Washington to commercialize Autonomous Underwater Vehicle Seaglider technology.
Financial Expectations
Based on its financial results for the first half of 2008, and the outlook for the remainder of the year, management today is reaffirming its outlook for revenue and pre-tax income for the full year 2008. Management currently expects revenues to be between $295 million and $305 million and pre-tax income to be between $5 million and $7 million. Estimated effective tax rate is expected to be 43.9 percent for the full year, consistent with the first half rate.
Second Quarter Conference Call
iRobot will host a conference call tomorrow at 8:30 a.m. ET to discuss its financial results for the fiscal quarter ended June 28, 2008, business outlook and outlook for future financial performance. To access the call, investors should dial 719-325-4867 approximately 10 minutes prior to the initiation of the teleconference and reference iRobot. A live, audio broadcast of the conference call also will be available at http://investors.irobot.com/events.cfm. An archived version of the broadcast will be available on the same Web site shortly after the conclusion of the live event. A replay of the telephone conference call will be available through midnight on August 7, and can be accessed by dialing 719-457-0820, access code 4007782.
About iRobot Corp.
iRobot is a provider of robots that perform dull, dirty or dangerous missions in a better way. The company’s proprietary technology, iRobot AWARE Robot Intelligence Systems, incorporates advanced concepts in navigation, mobility, manipulation and artificial intelligence. This proprietary system enables iRobot to build behavior-based robots, including its family of consumer and military robots. For additional information about iRobot, please visit www.irobot.com.
For iRobot Investors
Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements relating to, among other things, iRobot Corp.’s expectations concerning future financial performance and demand for and market acceptance of its products. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: general economic conditions, our ability to operate in an emerging market, fluctuations in our operating results and the seasonality of our business, our ability to enhance our current consumer robots or develop new consumer robots, our dependence on the U.S. federal government and government contracts, our ability to expand our product offering beyond our current markets, market acceptance of our products, our ability to manage our rapid growth, changes in government policies or spending priorities and competition. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date
iRobot Corporation
8 Crosby Drive, Bedford, MA 01730, Phone: 781-430-3000, Fax:781-430-3100, www.irobot.com hereof. iRobot Corp. undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by iRobot Corp., see the disclosure contained in our public filings with the Securities and Exchange Commission.
iRobot Corporation
8 Crosby Drive, Bedford, MA 01730, Phone: 781-430-3000, Fax:781-430-3100, www.irobot.com

iRobot Corporation
Consolidated Statement of Operations
(in thousands, except per share amounts)
(unaudited)

	For the three months ended		For the six months ended
	June 28,	June 30,	June 28,	June 30,
	2008	2007	2008	2007

Revenue
Product revenue	$60,676	$41,361	$111,251	$75,482
Contract revenue	6,526	5,653	13,253	11,019

Total	67,202	47,014	124,504	86,501

Cost of Revenue
Product revenue	44,382	27,238	80,577	50,724
Contract revenue	6,352	4,552	12,099	9,436

Total	50,734	31,790	92,676	60,160

Gross Profit	16,468	15,224	31,828	26,341
Operating Expense
Research & development	4,718	4,179	8,691	8,335
Selling & marketing	13,471	10,944	24,929	18,993
General & administrative	7,340	5,752	14,118	11,079

Total	25,529	20,875	47,738	38,407

Operating loss	(9,061)	(5,651)	(15,910)	(12,066)
Other income, net	242	887	737	1,818

Pre-tax loss	(8,819)	(4,764)	(15,173)	(10,248)
Income tax expense (benefit)	(4,306)	12	(6,655)	29

Net loss	$(4,513)	$(4,776)	$(8,518)	$(10,277)

Net loss per common share:
Basic and diluted	$(0.18)	$(0.20)	$(0.35)	$(0.43)

Shares used in Per Common Share Calculations:
Basic and diluted	24,610	24,226	24,561	24,064

Stock-based compensation included in above figures:
Cost of product revenue	$216	$239	$370	$359
Cost of contract revenue	114	134	173	211
Research & development	128	127	95	118
Selling & marketing	267	450	428	607
General & administrative	808	578	1,405	890

Total	$1,533	$1,528	$2,471	$2,185

iRobot Corporation
Condensed Consolidated Balance Sheet
(in thousands)

	June 28,	December 29,
	2008	2007
	(unaudited)	(audited)

Assets

Cash and equivalents	$14,760	$26,735
Short term investments	1,200	16,550
Accounts receivable, net	24,253	47,681
Unbilled revenues	2,190	2,244
Inventory, net	43,288	45,222
Deferred tax assets	5,905	5,905
Other current assets	10,384	2,268

Total current assets	101,980	146,605
Property, plant and equipment, net	24,612	15,694
Deferred tax assets	4,293	4,293
Long term investments	13,639	—
Other assets	2,500	2,500

Total assets	$147,024	$169,092

Liabilities and stockholders’ equity

Accounts payable	$23,965	$44,697
Accrued expenses	8,166	7,987
Accrued compensation	6,625	4,603
Deferred revenue	950	1,578

Total current liabilities	39,706	58,865

Long term liabilities	4,659	—

Stockholders’ equity	102,659	110,227

Total liabilities and stockholders’ equity	$147,024	$169,092

iRobot Corporation
Consolidated Statement of Cash Flows
(in thousands)

	For the three months ended		For the six months ended
	June 28,	June 30,	June 28,	June 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)

Cash flows from operating activities:
Net loss	$(4,513)	$(4,776)	$(8,518)	$(10,277)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,725	1,253	3,291	2,459
Loss on disposal of fixed assets	23	—	68	35
Stock-based compensation	1,533	1,528	2,471	2,185
Non-cash director deferred compensation	23	27	47	55
Changes in working capital — (use) source
Accounts receivable	(2,330)	(1,442)	23,428	10,831
Unbilled revenue	419	54	54	472
Inventory	2,928	(5,809)	1,934	(1,118)
Other assets	(4,047)	(147)	(8,116)	883
Accounts payable	(4,001)	9,291	(20,732)	(579)
Accrued expenses	2,240	(114)	179	(2,021)
Accrued compensation	1,501	968	2,022	286
Deferred revenue	(180)	1,388	(628)	1,457
Change in long term liabilities	4,659	—	4,659	—

Net cash provided by (used in) operating activities	(20)	2,221	159	4,668

Cash flows from investing activities:
Purchase of property and equipment	(8,340)	(2,123)	(12,277)	(3,921)
Purchases of investments	—	(6,600)	(29,997)	(22,000)
Sales of investments	—	7,000	29,050	26,800

Net cash provided by (used in) investing activities	(8,340)	(1,723)	(13,224)	879

Cash flows from financing activities:
Income tax withholding payment associated with stock option exercise	—	—	—	(1,588)
Proceeds from stock option exercises	162	366	732	719
Tax benefit of disqualifying dispositions	97	—	358	—

Net cash provided by (used in) financing activities	259	366	1,090	(869)

Net increase (decrease) in cash and cash equivalents	(8,101)	864	(11,975)	4,678
Cash and cash equivalents, at beginning of period	22,861	9,397	26,735	5,583

Cash and cash equivalents, at end of period	$14,760	$10,261	$14,760	$10,261

iRobot Corporation
Supplemental Information
(unaudited)

	For the three months ended		For the six months ended
	June 28,	June 30,	June 28,	June 30,
	2008	2007	2008	2007

Revenue by business unit (in thousands):
Home Robots
Product	$41,705	$17,197	$71,798	$36,638
Contract	—	—	55	—
Government & Industrial
Product	18,971	24,165	39,453	38,844
Contract	6,526	5,652	13,198	11,019

	$67,202	$47,014	$124,504	$86,501

Direct Revenue — Home Robots (in thousands)	$7,884	$7,509	$15,745	$12,724
Product Lifecycle Revenue — Government & Industrial (in thousands)	$2,172	$1,855	$5,374	$4,857

International Revenue (in thousands):
Home Robots	$18,175	$3,454	$28,581	$5,301
Government & Industrial	$398	$4,319	$1,209	$4,869

Average selling prices for robot units:
Home Robots	$157	$147	$160	$139
Government & Industrial (in thousands)	$99	$146	$104	$136

Gross Profit by business unit (in thousands):
Home Robots	$10,759	$5,392	$18,828	$11,269
Government & Industrial	5,709	9,832	13,000	15,072

	$16,468	$15,224	$31,828	$26,341

Units shipped by business unit:
Home Robots (in thousands)	237	99	406	227
Government & Industrial	170	152	326	249

Government & Industrial Funded Backlog (in thousands)	$22,355	$19,086	$22,355	$19,086

Days sales outstanding	36	37	36	37
Inventory turnover	4.1	5.0	4.1	5.0
Net cash provided by (used in) operating activities (in thousands)	$(20)	$2,221	$159	$4,668
Headcount	482	409	482	409